UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

HORIZON TECHNOLOGY FINANCE
CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00802	27-2114934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 676-8654

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2013, Horizon Technology Finance Corporation (the “Company”) completed a $189,340,892 securitization of secured loans which it originated. Horizon Funding Trust 2013-1 (the “Issuer”), a newly formed wholly owned subsidiary of the Company, issued $90 million in aggregate principal amount of fixed-rate asset-backed notes (the “Notes”), which are rated A2(sf) by Moody’s Investors Service, Inc. Guggenheim Securities, LLC (“Guggenheim Securities”) acted as arranger of the Notes, and the Company is the sponsor, originator and servicer for the transaction. The Notes bear interest at a fixed rate of 3.00% per annum and have a stated maturity of May 15, 2018. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The Notes were issued by the Issuer pursuant to a note purchase agreement, dated as of June 28, 2013, by and among the Company, Horizon Funding 2013-1 LLC, as trust depositor (the “Trust Depositor”), the Issuer and Guggenheim Securities, as initial purchaser, and are backed by a pool of loans made to certain portfolio companies of the Company and secured by certain assets of such portfolio companies. The pool of loans is to be serviced by the Company. In connection with the issuance and sale of the Notes, the Company has made customary representations, warranties and covenants in the note purchase agreement. The Notes are secured obligations of the Issuer and are non-recourse to the Company.

As part of the transaction, the Company entered into a sale and contribution agreement, dated as of June 28, 2013, with the Trust Depositor pursuant to which the Company has agreed to sell or has contributed to the Trust Depositor certain secured loans made to certain portfolio companies of the Company (the “Loans”). The Company has made customary representations, warranties and covenants in the sale and contribution agreement with respect to the Loans as of the date of the transfer of the Loans to the Trust Depositor. The Company has also entered into a sale and servicing agreement, dated as of June 28, 2013, with the Trust Depositor and the Issuer pursuant to which the Trust Depositor has agreed to sell or has contributed the Loans to the Issuer. The Company has made customary representations, warranties and covenants in the sale and servicing agreement. The Company will also serve as administrator to the Issuer pursuant to an administration agreement, dated as of June 28, 2013, with the Issuer, Wilmington Trust, National Association, and U.S. Bank National Association. The Issuer also entered into an indenture, dated as of June 28, 2013, which governs the Notes and includes customary covenants and events of default. In addition, the Trust Depositor entered into an amended and restated trust agreement, dated as of June 28, 2013, which includes customary representations, warranties and covenants. The Notes were sold through an unregistered private placement to “qualified institutional buyers” in compliance with the exemption from registration provided by Rule 144A under the Securities Act and to institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who, in each case, are “qualified purchasers” for purposes of Section 3(c)(7) under the Investment Company Act of 1940, as amended.

The Company will use the proceeds of the private placement of the Notes to repay all of its outstanding obligations under its term loan (the “Term Loan”) with Guggenheim Securities pursuant to a certain $15 million promissory note (the “Promissory Note”) dated as of June 3, 2013, as described below. In addition, the Company will use the proceeds of the private placement of the Notes to repay its outstanding principal balance under its revolving credit facility (the “Credit Facility”) with Wells Fargo Capital Finance, LLC and for working capital purposes. As of June 30, 2013, there were no outstanding principal amounts under the Credit Facility, which is subject to customary covenants and obligations. At June 30, 2013, the Credit Facility had an interest rate of 4.25%. The stated maturity date of the Credit Facility is July 14, 2017.

The descriptions of the documentation related to the securitization contained in this current report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements.

On July 1, 2013, the Company issued a press release announcing the completion of the securitization, a copy of which is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the closing of the securitization, on June 28, 2013, the Company repaid its outstanding obligations under the Promissory Note. The Company’s obligations under the Promissory Note would have otherwise matured on the earlier of (1) any sale by the Company of any of its venture loans with the consent of Guggenheim Securities, (2) the failure of the Company to close a financing or refinancing of the Term Loan after taking substantial steps to do so, or (3) July 30, 2013.

Section 2	Financial Information
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits.

(d) Exhibit.

99.1	Press Release dated July 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2013	HORIZON TECHNOLOGY FINANCE CORPORATION

	By:	/s/ Robert D. Pomeroy, Jr.
Robert D. Pomeroy, Jr.
Chief Executive Officer and Chairman of the Board